Exhibit 10.39
SETTLEMENT AND RELEASE AGREEMENT
This Settlement and Release Agreement (“Agreement”) is between Portland Brewing Company (“PBC”), Pyramid Breweries, Inc. (“PMID”) and The United States Department of the Treasury- Alcohol and Tobacco Tax and Trade Bureau (“TTB”).
Recitals
     A. TTB recently conducted audits of PMID and PBC. In connection with the audits, TTB asserted that all beer produced at 2730 Northwest 31st Avenue, Portland, Oregon during the period January 1, 2005 through May 31, 2006 was attributable to and produced by PMID. Consequently, the TTB has concluded that, during the period January 1, 2005 through May 31, 2006 (the “Audit Period”), PBC overpaid federal excise taxes on beer produced at the Oregon Brewery under BR-OR-POR-2, and that PMID has underpaid federal excise taxes under BR-OR-PYR-15000. A Notice of Proposed Assessment advising of tax and interest due in the amount of $2,145,259.33 was issued to PMID (the “Assessment”). The management letter directed to PBC stated that PBC had overpaid federal excise taxes during the same period in the principal amount of $1,011,067.50 (the “Overpayments”).
     B. PMID and PBC have agreed that PBC will request that TTB administratively apply the principal amount of the Overpayments and any interest accrued thereon to reduce the Assessment.
     C. After administrative application of the Overpayments to the Assessment, the remaining principal amount of excise taxes that TTB has asserted that PMID still owes for the period covered by the audit is $1,134,191.83.
     D. TTB and PMID have entered into an Offer-in-Compromise agreement pursuant to which PMID will pay to TTB $700,000 in full satisfaction of the Assessment and the independent assessment related to PMID’s alleged failure to pay proper excise taxes at its Berkeley, California brewery, BR-CA-PYR-1, during the Audit Period, and TTB will release PMID for any excise tax liability, and any civil or criminal penalties under the Federal Alcohol Administration Act that are known or reasonably knowable to TTB.
     E. By letter dated September 28, 2006 PMID gave notice of intent to terminate the contract brewing arrangement between PBC and PMID. TTB, PBC and PMID will cooperate with respect to state and federal licensure, approvals and other regulatory matters until such time as PMID has such federal and state licenses and approvals as it deems necessary to conduct its business. The period between the end of the Audit Period and PBC’s delivery of a Notice of Discontinuance pursuant to 27 CFR 25.85 will be referred to herein as the “Transition Period.”
     F. TTB, PMID and PBC wish to enter into this Agreement to evidence the application of the Overpayments and the release of PBC from any excise tax liability, and any civil or criminal penalties under the Federal Alcohol Administration Act for the Audit Period and the Transition Period.

Agreement
SECTION 1 APPLICATION OF OVERPAYMENTS
1.1.	Application of Overpayments. TTB will apply the full amount of the Overpayments and any interest due thereon to the amount set forth in the Assessment. PBC will not be required to file a Claim for Refund (including but not limited to amended excise tax returns) or any other application with TTB in order to obtain the administrative application of the Overpayment to the Assessment.

1.2.	Relinquishment of Remedy. Upon the application of the Overpayments to the Assessments as set forth in Section 1.1 above, PBC relinquishes any right it may have to make a claim under IRC Section 6511(a) or otherwise apply for a credit or refund of the Overpayments and any interest thereon.
SECTION 2 TRANSITION
2.1.	PMID Applications. During the Transition Period, PMID will pursue all required licenses and approvals from TTB and all state and local regulatory authorities to allow PMID to conduct its business as the sole brewer operating at 2730 NW 31st Ave., Portland, Oregon (the “Premises”). During the Transition Period, TTB will cooperate with PMID’s efforts to obtain all necessary licenses and approvals (Certificates of Label Approval, Formulas, etc.) and will not use the lack of such approvals during the Transition Period to interfere with PMID’s continued operations so long as PMID continues in good faith to pursue all required licenses and approvals.

2.2.	Notice of Issuance. Within 5 business days of the final issuance of all licenses and approvals that PMID deems necessary to conduct its business at the Premises, PMID will deliver to PBC and TTB written notice that such licenses and approvals have been obtained.

2.3.	Notice of Discontinuance. Within 5 business days of PBC’s receipt of PMID’s notice under Section 2.2, PBC will submit to TTB a Notice of Discontinuance on Form 5130.10 pursuant to 27 CFR 25.85 in relation to PBC’s activities at the Premises (“Notice of Discontinuance”). Upon TTB’s approval of the Notice of Discontinuance, PBC will file a Final Report on Form 5130.9 (“Final Report”).

2.4.	Close Out Investigation. TTB reserves the right to conduct a final close out investigation of PBC’s operations at the Premises after receipt of the Notice of Discontinuance and Final Report.

2.5.	Continuing Covenant. PBC covenants that it will retain in its records production and excise tax payment documentation for the Audit Period for a period of three years after the date of this Agreement.
SECTION 3 RELEASE OF PORTLAND BREWING COMPANY

3.1.	Release of PBC. Effective upon execution of this Agreement, TTB forever releases, discharges and acquits PBC from any excise tax liability for the Audit Period and the Transition Period and any civil or criminal penalties to the extent of TTB’s authority to release claims under 26 USC 7121, 26 USC 7122, 27 CFR 70.482 and 27 CFR 70.483 for any alleged civil, criminal, administrative, compliance, or other violations during the Audit Period and the Transition Period based on the circumstances known or knowable to TTB as of the date of this Agreement. This release is intended to release PBC to the full extent that PMID is released under the Offer-in-Compromise Agreement between TTB and PMID.

3.2.	Limitation. Nothing in this Section 3 shall be construed as a release by TTB of any violations relating to consumer safety arising from the Federal Food, Drug & Cosmetics Act and related statutes during the Audit Period or Transition Period.
SECTION 4 GENERAL
4.1.	Binding Effect. This Agreement is binding on the parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their respective benefits.

4.2.	Further Assurances. The parties will sign other documents and take other actions reasonably necessary to further effect and evidence the agreements set forth in this Agreement.

4.3.	Entire Agreement. This Agreement and the Offer-In-Compromise contain the entire understanding of the parties regarding the subject matter of this Agreement and supersede all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement.

4.4.	Signatures. This Agreement may be signed in counterparts. A fax transmission of a signature page will be considered an original signature page. At the request of a party, the other party will confirm a fax-transmitted signature page by delivering an original signature page to the requesting party.
[signature page to follow]

Dated effective: November 10, 2006

Portland Brewing Company

/s/ R. Scott MacTarnahan

By: R. Scott MacTarnahan
Its: President

Pyramid Breweries, Inc.

/s/ Michael O’Brien, CFO, Pyramid Breweries, Inc.

For: Scott Barnum
Its: President

Alcohol and Tobacco Tax and Trade Bureau

By:

Its:

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